Exhibit 10.1

This Exhibit 10.1 includes certain identified information that has been redacted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Where information has been redacted, it has been so indicated by a “[***]”.

LICENSE AGREEMENT

between

GEORGETOWN UNIVERSITY

and

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

CONFIDENTIAL

GU REF No.:
2018-012

LICENSE AGREEMENT

Schedules

A	PATENT RIGHTS

B	COMPANY’S DEVELOPMENT PLAN

C	MILESTONES

D	MILESTONEPAYMENTS

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EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”), effective as of the date of last signature set forth on the signature page (“Effective Date”) is by and between Georgetown University, a Congressionally-chartered institution of higher education organized under the laws of the District of Columbia, having its principal office at 37th & O Streets, NW, Washington, DC 20057 (“Georgetown”) and Shuttle Pharmaceuticals Holdings, Inc., a for profit company having its principal place of business located at 401 Professional Drive, Suite 260, Gaithersburg, Maryland 20879, (“Company”). Georgetown and Company may be referred to individually as Party or collectively as Parties.

ARTICLE 1. PREAMBLE

1.1	A valuable invention known as Predictive Biomarkers for Adverse Effects of Radiation Therapy, referred to as Georgetown Reference No. 2018-012 (“Invention”), has been made by Drs. Anatoly Dritschilo, Amrita Cheema, and Yaoxiang Li and Scott Charles Grindrod, as listed in the patent applications set forth in Appendix A (“Inventors”).

1.2	Georgetown has certain rights in the Invention and the Patent Rights (as later defined herein) and has the right to grant licenses to the extent of Georgetown’s interest in the Patent Rights.

1.3	Georgetown is committed to the policy that ideas or creative works produced at Georgetown should be used for the greatest possible public benefit and believes that reasonable incentives should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

1.4	Georgetown desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license hereunder.

1.5	Georgetown and Company adhere whenever possible to socially responsible licensing practices, which address unmet and underserved needs, such as those of neglected patient populations or specific geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

1.6	Company has represented to Georgetown that Company will commit itself to a thorough, vigorous, and diligent program of exploiting the Patent Rights with the goal that public utilization can result from such efforts and Company intends to establish a majority or wholly owned subsidiary (preliminarily named Shuttle Diagnostics) for such purpose.

1.7	Company desires to obtain from Georgetown and Georgetown desires to grant to Company an exclusive license to Georgetown’s rights in the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises noted above, including the mutual promises, covenants, duties, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Georgetown and Company, intending to be lawfully bound, do agree as follows.

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ARTICLE 2. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings; defined terms may be used in the singular or in plural, as sense requires.

2.1	“Affiliate” means any corporation or other business entity, including but not limited to a company, partnership, or joint venture that controls a party, is controlled by a party, or is under common control with a party. The corporation or other business entity controls a party where the corporation or other business entity (a) has direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock or other voting ownership interests of such party or (b) has the ability to direct the decision-making authority of such a party. The corporation or other business entity is controlled by a party where such a party (a) has direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock or other voting ownership interests of the corporation or other business entity or (b) has the ability to direct the decision-making authority of the corporation or other business entity. The corporation or other business entity is under common control with such a party where a Third Party controls such a party and the corporation or other business entity. In each instance, the ability to direct decision-making authority may be obtained directly or indirectly through ownership of voting securities, by contract, or otherwise.

2.2	“Company Affiliate” means Shuttle Pharmaceuticals, Inc., Shuttle Diagnostics (“Shuttle Diagnostics”), a to-be-formed subsidiary of Company, and any corporation or other business entity, including but not limited to a company, partnership, or joint venture that controls Company, is controlled by Company, or is under common control with Company. The corporation or other business entity controls Company where the corporation or other business entity (a) has direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock or other voting ownership interests of Company or (b) has the ability to direct the decision-making authority of Company. The corporation or other business entity is controlled by Company where Company (a) has direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock or other voting ownership interests of the corporation or other business entity or (b) has the ability to direct the decision-making authority of the corporation or other business entity. The corporation or other business entity is under common control with Company where a third party controls Company and the corporation or other business entity. In each instance, the ability to direct decision-making authority may be obtained directly or indirectly through ownership of voting securities, by contract, or otherwise.

2.3	“Company Personnel” means an individual who has an obligation to assign the entire right, title, and interest in any invention(s) made by that individual in the course of their employment or other engagement by Company to Company provided such obligation to assign does not conflict with any obligation to assign such inventions to Georgetown.

2.4	“Business Day” means a day other than a Saturday, Sunday, federal holiday, holiday observed by Georgetown, or any day on which the Georgetown campus is closed.

2.5	“Commercially Reasonable Efforts” means, with respect to (a) the commercialization of a product, efforts that are consistent with those utilized by companies of a size and type similar to Company (or, if applicable, a Sublicensee), for products with similar commercial potential at a similar stage of development, taking into consideration their safety and efficacy and their approved labeling, their cost to develop, the competitiveness of alternative products in the marketplace, the nature and extent of their market exclusivity, the likelihood of regulatory approval and the patent and other proprietary position of the Licensed Product or Licensed Method and (b) general business activities other than commercialization of a product, efforts that are reasonably accepted within the industry and utilized by companies of a size and type similar to Company (or, if applicable, a Sublicensee). Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular Licensed Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Licensed Product, the market(s) involved and the relative profitability of the Licensed Product or Licensed Method in developing countries.

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2.6	“Confidential Information” means information (including without limitation documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae and algorithms, marketing data, business planning or financial information, in hard copy form or in electronic form) that is not generally available to the public and that is disclosed by a Party to the other Party in connection with this Agreement, including without limitation information that: (a) is related to and results from or arises out of use of the Invention, or the Patent Rights, (b) is reasonably necessary for the practice of the Patent Rights or for the development or commercialization of a Licensed Product, or (c) this Agreement, the terms and conditions of this Agreement, and Progress Reports and Royalty Reports, except to the extent required to enforce the terms of this Agreement. Confidential Information of Company will be deemed such under this Agreement only if it is (a) marked “confidential” at the time of delivery and (b) delivered to the Office of Technology Commercialization. Confidential information of Georgetown will be deemed confidential under this Agreement only if it is marked “confidential” at the time of delivery and delivered to Company by Georgetown Personnel or Georgetown’s Office of Technology Commercialization. If the Confidential Information is not in written or tangible form but is identified as Confidential Information when disclosed, the disclosing Party shall use reasonable efforts to summarize the information in writing and marked as “Confidential” within thirty (30) days after disclosure of the Confidential Information to the receiving Party. To the extent the receiving Party has actual knowledge that information is Confidential Information, failure to meet the marking requirements shall not affect receiving Party’s confidentiality obligations under this Agreement.

2.7	“Cover,” “Covering,” or “Covered” means, with respect to a claim within the Patent Rights, that the claim would be Infringed should a party practice the Invention defined by the claim without a license to do so (or in the case of a Patent Rights that is a patent application, would infringe a claim in such patent application if it were to issue as a patent).

2.8	“Development Plan” means a written description of the current plan prepared and undertaken or to be undertaken by Company (as it may be updated from time to time in accordance with Section 5.5) to commercialize the Licensed Products and Licensed Methods which is attached hereto as Schedule B, and which sets forth Company’s business plan, commercialization strategy, and research and development plans insofar as they relate to the commercialization of the Licensed Products and Licensed Methods.

2.9	“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

2.10	“First Commercial Sale” means the initial Sale of a Licensed Product or Licensed Method to a Third Party end user in any country, following receipt of all applicable regulatory approvals, if needed.

2.11	“Georgetown Personnel” means an employee of Georgetown who has an obligation to assign the entire right, title, and interest in any invention(s) made in the course of their employment or other engagement to Georgetown.

2.12	“Infringe,” “Infringement”, or any correlative term means the act of violating a claim within the Patent Rights, whether by direct or indirect infringement and whether the infringement is literal or found according to the doctrine of equivalents, as well as any other misuse, misappropriation, theft, or breach of confidence related to the Patent Rights.

2.13	“Licensed Field” means the use of Patent Rights in the fields of oncology.

2.14	“Licensed Method” means any method or process that, when carried out in absence of the license granted herein, would Infringe one or more claims of the Patent Rights (with any Patent Right which is still a patent application being treated as if issued for the purpose of this Section 2.14) in the country in which the method or process is carried out.

2.15	“Licensed Product” means any product that, when made, used, sold, offered for sale, or imported into a country, in absence of the license granted herein, would Infringe one or more claims of the Patent Rights (with any Patent Right which is still a patent application being treated as if issued for the purpose of this Section 2.15) in the country in which it is made, used, sold, offered for sale, or imported; or any product made by a process that, in absence of the license granted herein, would Infringe one or more claims of the Patent Rights.

2.16	“Licensed Territory” means worldwide.

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2.17	“Liquidation Event” means (i) a merger, share exchange or other reorganization (“Merger”), (ii) the sale by one or more stockholders of a majority of the voting power of Company (“Stock Sale”) or (iii) a sale of all or substantially all of the assets of Company or a sale of all or substantially all of Company’s assets related to the subject matter of this Agreement (“Asset Sale”) in which for (i), (ii), and (iii) above, the stockholders of Company prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be. Notwithstanding the foregoing, a Liquidation Event shall not include a bona fide financing transaction in which voting control of Company transfers to one or more Persons who acquires shares of Company capital stock from Company in exchange for either an investment in Company or the cancellation of indebtedness owed by Company, or a combination thereof, in each case in which all or substantially all of the consideration is used by Company for business purposes other than distributions to shareholders.

2.18	“Net Sales” means the gross amount invoiced for sales, leases or other transfers, provision of service, or use of Licensed Product or Licensed Method by Company or Sublicensees to any Third Party less the sum of the following deductions:

a.	discounts allowed and actually taken in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors;

b.	taxes (other than income taxes), duties, tariffs, including VAT (but only that portion that is paid to the government upon the Sale of a Licensed Product), excise taxes, sales;

c.	outbound freight and related freight insurance actually prepaid or allowed;

d.	amounts actually allowed or credited on returns;

e.	chargebacks and retroactive price reductions actually taken that are mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, paid or credited to any End User to whom the Licensed Product was sold;

f.	rebates actually paid or credited to any governmental agency (or branch thereof) or to any End User payor, administrator or contractee in connection with a Sale of Licensed Product or Licensed Method thereto; and

g.	any credits or allowances given or made with respect to the transfer of Licensed Products for unpaid compassionate or named patient, charitable contribution permitted under applicable law or humanitarian programs provided by a governmental agency or licensed nonprofit healthcare institution.

Provided Company, its Affiliates, or Sublicensees shall not deduct more than seven percent (7%) of Net Sales with respect to the aggregate of all deductions listed in (a) through (g) above.

For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales and that there shall be no deductions from Net Sales for commissions or any equivalents thereof to any distributors, sales agents or other Third Parties. Net Sales shall exclude any samples of Licensed Product or Licensed Method transferred or disposed of at no expense solely for promotional or educational purposes. All sales, transfers or distribution of any Licensed Product or Licensed Method must be represented by an invoice, whether or not it is included in Net Sales. All sales, leases or other transfers, provision of service, or use of Licensed Product(s) shall be accompanied by an invoice.

For purposes of determining Net Sales, a Licensed Product or Licensed Method shall be deemed to be sold upon the sooner to occur of (a) a recorded sale by Company, a Company Affiliate, or a Sublicensee, as applicable, (b) ninety (90) days after billing or invoicing, or (b) upon receipt of payment for the Licensed Product or Licensed Method by Company, a Company Affiliate or a Sublicensee, as applicable. For the avoidance of doubt, and for all purposes under this Agreement, Net Sales shall be accounted for in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or International Financing Reporting Standards (“IFRS”), depending upon which accounting standard is used by Company or the applicable Sublicensee in the applicable country.

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For the purpose of clarity, rebates paid to distributors of Licensed Product or Licensed Method by Company or a Sublicensee will only be allowed for achieving agreed upon sales volumes and not for any other item of general, selling or administrative expense. No other deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Company and on its payroll, or for the cost of collections.

In the event that Company or its Sublicensees receives non-cash consideration for the sale or lease of any Licensed Product or Licensed Method or in the case of transactions not at arm’s length with a non-Affiliate of Company or its Sublicensees, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

2.19	“Non-Commercial Use” means the use of Patent Rights for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution other than at Georgetown that does not and will not use the Patent Rights in the production or manufacture of products for sale. For the sake of added clarity, research sponsored by a commercial entity at Georgetown and performed by Georgetown Personnel shall not be considered a commercial use of Patent Rights; however, no rights to Patent Rights in the Licensed Field that have been exclusively licensed to Company shall be granted to such sponsoring entity.

2.20	“Non-Royalty Sublicense Income” means consideration in any form receivable from a Sublicensee for use of Patent Rights or otherwise in consideration of its rights as a Sublicensee, including without limitation, up-front fees, license signing fees, license maintenance fees, milestone payments, and success fees paid by or on behalf of the Sublicensee. Non-Royalty Sublicense Income shall not include any payment or consideration received by Company from a Sublicensee in consideration for anything other than a Sublicense, including without limitation: any royalties based on Sales of Licensed Product or Licensed Method by any Sublicensee; amounts paid for equity of Company by a Sublicensee (up to fair market value); loans or extensions of credit by a Sublicensee to Company; consideration for a license granted under technology other than the Patent Rights; or consideration designated to defray expenses of research and development rendered by or to be performed in connection with the development of a Licensed Product or Licensed Method (e.g. pursuant to a sponsored research agreement).

2.21	“Patent Expenses” means all fees, charges, expenses, and costs , including all undisputed fees and charges of outside patent counsel, whether incurred before and after the Effective Date in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, opposition, enforcement, and/or maintenance of patents or patent applications within the Patent Rights, including any costs and expenses incurred for patentability opinions, inventorship determinations, and assignment agreements and corrections. Patent Expenses shall be considered to be incurred when the fee, charge, expense, or cost is actually incurred (rather than when it is invoiced). For example, charges of outside patent counsel are considered to be incurred as of the date on which the professional services are rendered. Patent Expenses shall be credited any amounts incurred but not actually paid by either Party. If there appear to be any mistakes in billing such as double billings, inconsistent billing rates for similar actions or clerical billing errors, Georgetown and Company shall reasonably cooperate to resolve such matter with outside patent counsel.

2.22	“Patent Rights” means (a) the U.S. and non-U.S. patents and patent applications listed in Schedule A, as it may be amended from time to time by mutual agreement of the Parties; (b) all patents and patent applications related to the patents and patent applications listed in Schedule A, whether filed before or after the Effective Date, which claim priority under 35 U.S.C. §119 or the benefit of the filing date under 35 U.S.C. §120 or §371 provided the claims of the related patents and patent applications Cover subject matter that was disclosed in a patent or patent application from which priority or benefit is claimed; (c) any patent or patent application that constitutes a substitution, divisional, continuation, or continuation-in-part of a patent application described in clause (a) or clause (b), with the proviso that the rights extend only to claims in a continuation-in-part application that are directed to subject matter that was disclosed in a patent or patent application described in clause (a) or (b); (d) any patent issuing from any patent application described in clause (a), (b), or (c), as such application may be amended from time to time; (e) any patent or patent application described in clauses (a), (b), (c) or (d) that has been submitted to a proceeding for reissue, renewal, reexamination (including certificates of invention), revalidation, a supplementary protection certificate, and the like, or whose term has been adjusted or whose exclusionary patent or marketing rights have been extended including, but not limited to, the grant of an exclusionary period for pediatric use; and (f) any non-U.S. counterpart or equivalent of any patent or patent application described in clause (a), (b), (c), (d), or (e).

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2.23	“Patent Validity Challenge” means any action that challenges the validity or enforceability of, or otherwise opposes, any of the claims of the Patent Rights (including without limitation filing an action under the Declaratory Judgment Act, 28 U.S.C. §2201(a)) by Company or any Company Affiliates or any of its Sublicensees or any of its Affiliates or any Third Party acting on behalf of Company, Company Affiliates or any of their Sublicensees or any of its Affiliates.

2.24	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

2.25	“Personnel” means officers, directors, employees, and independent contractors (including consultants), agents, and representatives of a Party when those individuals are acting in such capacities.

2.26	“Sale,” “Sell,” “Resell,” or any correlative term means the sale, lease, license, transfer, or other disposition of a Licensed Product or Licensed Method in return for any type of consideration. Licensed Products shall be considered sold when shipped or invoiced, whichever is first.

2.27	“Sublicense” means present, future, or contingent transfer of any license, right, option, first right to negotiate or other right granted under the Patent Rights. Sublicense includes, without limitation, strategic partnerships, marketing collaborations, and distribution agreements.

2.28	“Sublicensee” means a Person which receives a Sublicense under Article 4 of this Agreement.

2.29	“Third Party” means any Person other than Georgetown, Company, Company Affiliate, a Sublicensee, or an Affiliate of any of these entities.

ARTICLE 3. GRANT OF LICENSE

3.1	Subject to the provisions of this Agreement (including the reservation of rights in Section 3.2), Georgetown hereby grants to Company during the Term, and Company hereby accepts, an exclusive, royalty-bearing license under Georgetown’s rights in the Patent Rights to practice the Licensed Methods; to make, use, Sell, offer to Sell, and import the Licensed Products; and to otherwise practice the Patent Rights in any manner in the Licensed Territory within the Licensed Field; and to grant Sublicenses to these rights in accordance with Article 4.

3.2	The granting and exercise of the license set forth in this Agreement is subject to the following conditions.

3.2.1	The granting and exercise of the license is subject to Georgetown’s “Georgetown University Intellectual Property Policy” (provided as a link to Company, as it may change from time to time), Public Law 96-517, Public Law 98-620, and Georgetown’s obligations under agreements with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620 shall be subject to modification as may be required to conform to the provisions of those statutes. The terms “Public Law 96-517” and “Public Law 98-620” include all amendments to those statutes.

3.2.2	Georgetown reserves, for itself and for other non-profit research institutions and universities, the right for Non-Commercial Use to make and use the subject matter described and claimed in the Patent Rights. Georgetown shall have the right to grant to others non-exclusive licenses to make and use, for Non-Commercial Use, the subject matter described and claimed in the Patent Rights.

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3.3	No additional rights: Nothing in this Agreement shall be construed to confer upon Company any rights by implication, estoppel, or otherwise, to any technology or patent rights of Georgetown or any other entity other than the Patent Rights, regardless of whether such technology or patent rights shall be dominant or subordinate to any Patent Rights.

3.4	Validity Challenges to the Patent Rights

3.4.1	Georgetown shall have the right, in its sole discretion, to terminate this Agreement immediately upon notice to the Company in the event of any Patent Validity Challenge.

3.4.2	Company shall reimburse Georgetown, as incurred, for all actual, reasonable attorney’s fees, costs and expenses related to or incurred in connection with such Patent Validity Challenge, within thirty (30) days upon receipt of invoices from Georgetown. Company shall continue to make all payments due hereunder directly to Georgetown and have no right to pay into escrow or other account any such amounts. For clarity, no payment made to Georgetown is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the Patent Validity Challenge, even if the Patent Validity Challenge is successful or it is otherwise determined that the Patent Rights are invalid or unenforceable.

3.4.3	Company shall provide that the foregoing Sections 3.4.1 and 3.4.2 are binding upon Sublicensees and its or their Affiliates in all the agreements granting Sublicenses of Patent Rights for the benefit of Georgetown, mutatis mutandis.

3.4.4	The obligations of Company (and any Sublicensee) to reimburse Georgetown attorneys’ fees, costs and expenses pursuant to Section 3.4 shall survive any termination of this Agreement. If any part of this Section 3.4 is unenforceable, then the remainder of the Section shall remain enforceable.

ARTICLE 4. SUBLICENSES

4.1	Company may grant Sublicenses to some or all of its rights under this Agreement, including to a Company Affiliate, provided that there is no uncured material default or breach of this Agreement by Company at the time of the grant, unless so waived in writing by Georgetown, and the grant complies with the terms and conditions of this Article 4. Company will not separately grant a license under its rights in any Patent Rights jointly owned by Georgetown and Company without concurrently granting a Sublicense under Georgetown’s rights on the terms and conditions herein. Company shall be and remain responsible for the performance by each Sublicensee of Company’s obligations under this Agreement.

4.2	Except in the case of Sublicense to a Company Affiliate, prior to entering into any Sublicense, Company shall provide Georgetown a draft of the proposed sublicense in substantially final form. Georgetown shall have fifteen (15) Business Days after receipt of the draft agreement to provide Company with comments. Georgetown’s comments shall be limited to ensuring that the Sublicense satisfies the requirements of Section 4.9. Company shall accommodate any such Georgetown comments. If Company disputes any Georgetown comment, it shall advise Georgetown prior to finalizing the Sublicense, and the Parties shall negotiate in good faith to resolve any disagreement. Company shall promptly provide to Georgetown a true and complete copy of each executed Sublicense and any amendments thereto no later than thirty (30) days following execution of such Sublicense and any amendment thereto. Any documents provided under this Section 4.2 shall be subject to Article 8 (Confidentiality).

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4.3	The Parties acknowledge that Sublicenses may be exclusive for a particular field of use, or exclusive for a particular territory, providing that no Sublicense may transfer all or substantially all of the rights granted to Company pursuant to the Agreement. Any purported Sublicense entered into by Company in violation of the requirements of this Article 4 or over Georgetown’s objection that it is inconsistent with this Agreement shall constitute a material breach of this Agreement, and shall be null and void and without effect.

4.4	In the event Company materially fails to comply with the requirements of Article 5, and if Company is unable or unwilling to grant Sublicenses, in each case, as suggested by Georgetown or by a potential Sublicensee or otherwise, then Georgetown may license such potential Sublicensee a direct license. Company shall have no obligations to or for such license under this Section 4. Georgetown shall have no right to grant any license pursuant to this Section 4.4 if Company is actively working to cure a default under Article 5.

4.5	If Company is unable, through Commercially Reasonable Efforts, or is unwilling to serve or develop a potential market or market territory for which there is an adequately qualified and resourced company willing and able to be a Sublicensee, Company will, at Georgetown’s request, negotiate in good faith a Sublicense with any such Sublicensee and will endeavor in good faith to arrive at terms that facilitate access to Licensed Products for such territories. Notwithstanding the foregoing, if such potential market or market territory is for either a Low-Income country and/or Lower Middle- Income Countries, sublicense terms shall include Affordable Terms, including without limitation reduced or waived royalty rates provided however that Georgetown shall then be required to proportionally reduce or waive such royalty rates and payments due to Georgetown from Company under this Agreement relating to sales in such territories.

4.6	Company shall be responsible to ascertain, compute, audit, and collect all consideration that is payable by the Sublicensee and to enforce the performance by the Sublicensee of its obligations under the Sublicense. Each Sublicense granted by Company pursuant to this Agreement shall include an audit right by Georgetown of Sublicensee of the same scope as provided in Article 10.

4.7	Any Sublicense granted by Company shall provide for the termination of the Sublicense, or the conversion to a license directly between the Sublicensee and Georgetown, at the option of the Sublicensee, upon the termination of this Agreement under Article 12. This conversion is subject to Georgetown approval and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

4.8	Company agrees to contractually obligate each Sublicensee to comply with all terms of this Agreement that are applicable to each sublicense and to include a requirement that the Sublicensee use its Commercially Reasonable Efforts to bring the subject matter of the Sublicense into commercial use as quickly as is reasonable.

4.9	Each Sublicense granted by Company shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement. In addition, any Sublicense shall:

4.9.1	Expressly include provisions for the benefit of Georgetown substantially similar to this Article 4 (Sublicenses), Section 3.4 (Challenges to the Patent Rights), Article 5 (Diligence Requirements), Article 8 (Confidentiality), Article 9 (Reporting), Article 10 (Record Keeping), and Article 14 (General);

4.9.2	Not contain any provision which would reasonably be expected to result in any loss, damage to, or diminution in the value or integrity of the Patent Rights or other rights licensed under this Agreement; and

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4.9.3	Prohibit further sublicensing by Sublicensee without the prior written consent of Georgetown (which consent shall not be unreasonably withheld), and require that any permitted Sublicensee satisfy the requirements of this Article 4.

4.10	Company Affiliates. Without the written consent of Georgetown, Company may sublicense , or otherwise grant any rights under this Agreement to a Company Affiliate, provided that any Sublicense must (a) be consistent with this Agreement; (b) terminate upon the date that the Sublicensee is no longer a Company Affiliate and (c) Company shall be responsible for its own obligations and for the obligations of the Sublicensee relevant to this Agreement, including without limitation the payment of royalties, whether or not paid to Company by Company Affiliate or otherwise. Company shall identify to Georgetown by name and address all Company Affiliates to whom Company has sublicensed rights under this Agreement. Company and any such Company Affiliate shall be jointly and severally liable for all of Company’s and Company’s Affiliates obligations with respect to this Agreement.

ARTICLE 5. DILIGENCE REQUIREMENTS

5.1	Company has delivered a written Development Plan to Georgetown prior to execution of this Agreement the form and substance of which is reasonably acceptable to Georgetown. The Development Plan is attached hereto as Schedule B. Company shall provide Georgetown a more detailed version of the Development Plan within eight (8) months of executing this Agreement.

5.2	Upon request by Georgetown and until the First Commercial Sale, an executive, officer, or representative of Company shall meet, either in person or via teleconference, with representatives of Georgetown’s Office of Technology Commercialization no less often than quarterly to advise on progress of the Development Plan.

5.3	Company shall use Commercially Reasonable Efforts to bring one or more Licensed Products into the commercial market as soon as reasonably practicable in accordance with the Development Plan, as it may be duly amended upon the written agreement of both Parties. The efforts of a Company Affiliate, Sublicensee, or a Sublicensee’s Affiliate shall be considered the efforts of Company. Company shall use Commercially Reasonable Efforts to develop Licensed Products and keep Licensed Products commercially available. The obligations of Company with respect to any Licensed Product or Licensed Method under this section shall take into account the effect of an Unexpected Event. An “Unexpected Event” shall mean, on a country by country basis: (i) a regulatory activity by the FDA (or relevant governmental entity) which either changes the label from the initially approved label or issues a warning or takes any other materially adverse action with respect to the the Licensed Product or Licensed Method is classified, and which would reasonably be expected to have a material and adverse effect on the Licensed Product, (ii) an infringement action by a Third Party against Company with respect to the Licensed Product or Licensed Method which, if successful, would prohibit the Sale, manufacture or use of the Licensed Product, or (iii) an Adverse Experience (as defined in set forth in 21 C.F.R. §§314.80 and 312.32) occurs with the Licensed Product, the intensity or frequency of which materially exceeds that known for equivalent products, in each case of clauses (i), (ii) or (iii) only so long as the foregoing were not under Company’s control, and it is acknowledged that the obligation of Company to develop or market any such Licensed Product or Licensed Method may be delayed or suspended so long as such Unexpected Event exists; provided, however, Company shall use Commercially Reasonable Efforts to remedy such event or mitigate the consequences of such event and Georgetown and Company will renegotiate replacement dates in good faith. In such an event, Company shall timely notify Georgetown of the occurrence of an Unexpected Event pursuant to Section 5.5. Notwithstanding anything to the contrary in the foregoing, an Unexpected Event shall not affect the obligation of Company hereunder with respect to any Licensed Product or Licensed Method in Licensed Territories and Licensed Fields not affected by Adverse Event.

5.4	Subject to Section 12.2.2, Company shall timely achieve the Milestones set forth on Schedule C and promptly notify Georgetown of any substantial change in the Development Plan if such change will materially alter or affect the timely achievement of any Milestone set forth on Schedule C. Any amendment of the Development Plan shall require the written consent and approval of Georgetown, which shall be not unreasonably withheld, conditioned or delayed.

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5.5	Provisions of this Agreement shall be amended by mutual written agreement of the Parties to the extent reasonably necessary to conform to any approved modifications of the Development Plan, including without limitation the milestones set forth on Schedule C and the milestone payments set forth on Schedule D. Those amendments shall be negotiated reasonably and in good faith by the Parties.

5.6	Company’s or Sublicensee’s material failure to perform in accordance with Section 5.3 or to fulfill on a timely basis any one of the milestones set forth on Schedule C hereof shall be grounds for Georgetown to terminate this Agreement and upon termination all rights and interest to Patent Rights shall revert to Georgetown.

ARTICLE 6. FINANCIAL PROVISIONS

The Parties acknowledge and agree that payment obligations set forth in this Article 6 were established for the convenience of the Parties after due consideration was given to alternative payment structures. The Parties agree that these payment obligations are the most appropriate and convenient means of valuing Company’s right to practice the Patent Rights under this Agreement and to receive the benefit of Georgetown entering into this Agreement. In consideration of the license and rights granted hereunder:

6.1	License Issue Fee. Upon receipt of invoice from Georgetown, Company shall pay a one-time non-refundable License Issue Fee of [***].

6.2	License Maintenance Fee. Upon receipt of invoice from Georgetown, Company shall pay non-refundable License Maintenance Fees to Georgetown beginning on the first anniversary of the Effective Date and continuing on each subsequent anniversary from the Effective Date during the Term, until and including the year of the First Commercial Sale of the Licensed Product per the below schedule. The License Maintenance Fees are not creditable against any other fee, royalty, or payment.

a.	[***] on the first anniversary of the Effective Date
b.	[***] on the second anniversary of the Effective Date
c.	[ ] on the third anniversary of the Effective Date
d.	[***] on the fourth anniversary of the Effective Date
e.	[***] on the fifth anniversary of the Effective Date

6.3	Milestone Payments. Company shall pay to Georgetown the milestone payments as set forth on Schedule D. The milestone payments are not creditable against any other fee, royalty, or payment, except as provided for in Section 6.6.2.

6.4	Minimum Annual Royalty. Company shall pay Georgetown a guaranteed minimum annual royalty of [***] per year, beginning with the calendar year following the First Commercial Sale. Company shall pay the minimum annual royalty, if any, due with respect to a calendar year by the next February 1 following that year. Minimum annual royalties for any year shall be creditable against earned royalty payable under Section 6.5 for that year.

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6.5	Earned Royalties

6.5.1	Sales of Licensed Products. Georgetown shall earn, per Licensed Product or Licensed Method, in the Licensed Territory, a country-by-country royalty on the annual Net Sales of Company, Company Affiliates, Sublicensees or Sublicensee’s Affiliates (the “Earned Royalty”) in the amount of five percent (5%). Earned Royalties are payable in accordance with Section 9.3.2.

6.5.2	Expiration of Royalties. Royalties under Section 6.5.1 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis commencing with the First Commercial Sale until the later of: (i) the expiration of the last to expire of the claims of the Patent Rights Covering the manufacture, use, or sale of a Licensed Product or Licensed Method in that country (the “Claim Expiration Date”), or (ii) the date of expiration of any regulatory or marketing exclusivity of a Licensed Product.

6.5.4	Sales to Company Affiliates or Sublicensee. Company shall not be required to pay royalties on Sales of Licensed Products to a Company Affiliate or Sublicensee if those Sales are for purposes of resale. However, if a Company Affiliate or Sublicensee is an end user of a Licensed Product, such Sales from Company to a Company Affiliate or Sublicensee shall be included in Net Sales of the Licensed Product or Licensed Method for the purpose of calculating royalties, at the weighted average selling price determined and charged by Company or Company Affiliate to Third Parties for the Licensed Product or Licensed Method during that same period and in the relevant country.

6.6	Non-Royalty Sublicense Income

6.6.1	As to each Sublicense granted by Company, Company shall pay Georgetown 10% of Non-Royalty Sublicense , which will be paid in accordance with Section 9.3.2.

ARTICLE 7. PATENT PROSECUTION

7.1	Patent Prosecution; General Provisions.

7.1.1	As of the Effective Date, Georgetown has filed patent applications as set forth in Schedule A. Georgetown has sole responsibility and authority for decisions related to the preparing, filing, prosecuting and maintaining the Patent Rights during the term of this Agreement and thereafter. Georgetown shall not seek to substantially narrow the scope of a claim, abandon a pending application (whether there is a mechanism for revival or not), or allow an issued patent to lapse without obtaining Company’s consent, which consent shall not be unreasonably withheld and Georgetown will confer with Company and if and when requested by Company, will permit its patent counsel to confer with Company regarding patent filing and prosecution strategy(ies) provided Georgetown participates in such meeting or phone call. Georgetown shall give due consideration to all advice and guidance provided by Company.

7.1.2	Georgetown is solely responsible for selection of patent counsel and for matters regarding the scope and content of U.S. and foreign patent applications and other filings. Georgetown shall notify Company if it decides to change outside patent counsel and will allow Company fifteen (15) days (or such shorter period as is necessary to meet any deadline for patent prosecution) to provide a suggestion as to the selection of new outside patent counsel from among a list of not fewer than three (3) of Georgetown’s preferred legal providers; provided. Georgetown will give due consideration to Company’s suggestion.

7.1.3	If Georgetown determines not to file, prosecute, or maintain any patent application or patent included in the Patent Rights in the Licensed Territory; determines not to pursue any available patent extension with respect to any such patent; or determines to otherwise abandon or donate to the public any patent application or patent included in the Patent Rights in the Licensed Territory, Georgetown shall provide Company prompt notice of such determination and a reasonable opportunity for Company to take over the applicable filing, prosecution, maintenance, or pursuit of an extension with respect to the relevant patent application or patent in the name of Georgetown.

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7.1.4	The Parties shall cooperate in connection with the prosecution, filing, and maintenance of the Patent Rights. Each Party shall advise the other Party reasonably promptly as to material developments with respect to the Patent Rights. Each Party shall promptly provide the other Party with electronic copies of all communications relating to the Patent Rights within the Licensed Field from the United States Patent and Trademark Office (“USPTO”) and any non-U.S. patent office. To facilitate this provision, Georgetown agrees to instruct its patent counsel, selected in accordance with Section 7.1.2., to provide such copies to one or more designated Company Personnel and/or to a representative, agent, or attorney for Company whose name and contact information has been provided to Georgetown by Company. The cost for providing these copies to Company will be a Patent Expense, payable by Company.

7.1.5	Neither Party shall be liable for any loss, as a whole or in part, of a patent application, patent, or patent term extension granted by the USPTO (or any non-U.S. patent office) on an application or patent included in the Patent Rights, including, without limitation, a loss resulting from acts or omissions of outside patent counsel retained by a Party that are outside such Party’s control.

7.1.6	Subject to Section 7.1.2, upon request from Company, Georgetown may in its sole discretion permit Company to assume primary responsibility for the defense of any issued patent regarding the Patent Rights in an interference proceeding, reexamination, or opposition proceeding, at Company’s sole expense, and with choice of counsel by mutual consent. For clarity, Company retains the right to terminate its license in accordance with Article 12 if it determines the costs of such defense will be excessive.

7.2	Patent Expenses

7.2.1	Patent Expenses Incurred Prior to the Effective Date. Georgetown has incurred approximately [***] in Patent Expenses incurred prior to the Effective date (“Back Patent Expenses”). Upon invoice by Georgetown to Company, Company shall pay such Back Patent Expenses plus a 5% administrative fee within one (1) week of the Effective Date of this Agreement.

7.2.2	Patent Expenses Incurred from the Effective Date forward (“Future Patent Expenses”). For all Future Patent Expenses, Georgetown will provide electronic copies of each invoice for Future Patent Expenses plus, a 5% administrative fee, to Company in a timely manner, and Company shall pay each invoice in full to Georgetown within thirty (30) days after the date of the invoice, provided that the fees and services are undisputed.

ARTICLE 8. CONFIDENTIALITY

8.1	All Confidential Information shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose without the prior written consent of the disclosing Party for a period of seven (7) years from disclosure of such Confidential Information, except to the extent that such information is:

8.1.1	now in the public domain or subsequently enters into the public domain through no act or omission of the receiving Party in breach of this Agreement;

8.1.2	known by the receiving Party at the time of its receipt and not through a prior disclosure by the disclosing Party or through an individual with affiliation with both Company and Georgetown, as documented by the receiving Party’s written records;

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8.1.3	developed by or for the receiving Party independently of Confidential Information received from the disclosing Party and independent of an individual with affiliation with both Company and Georgetown as documented by the receiving Party’s written records;

8.1.4	subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

8.1.5	disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct a Clinical Trial or to market Licensed Products, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations; and/or deemed necessary by Company to be disclosed to Sublicensees, agents, consultants, and/or other third parties for the development and/or commercialization of Licensed Products and/or in connection with a licensing transaction and/or a permitted assignment under this Agreement, and/or loan, financing, or investment and/or acquisition, merger, consolidation, or similar transaction (or for such entities to determine their interest in performing such activities) in each case on the condition that any third parties to whom such disclosures are made agree to be bound by written confidentiality and non-use obligations contained in this Agreement.

8.2	If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8 (Confidentiality), such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions hereof, and the disclosing Party, pursuant to law or court order, shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

8.3	Permitted Disclosure. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, (a) to comply with applicable laws, including without limitation the rules and regulations promulgated by the SEC, (b) in connection with due diligence related to a potential financing and (c) to its advisors (such as lawyers or accountants) in connection with its legal, accounting and tax obligations. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.3, the Parties will consult with one another regarding the terms of this Agreement that need to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.3 (c), such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms as may be reasonably requested by the other Party.

ARTICLE 9. REPORTING

9.1	Progress Report. Company shall provide semi-annual written reports for the first three (3) years after the Effective Date, and annual written reports thereafter, to Georgetown on progress of the Development Plan. The reports shall describe progress on research and development, regulatory approvals, manufacturing, Sublicensing, marketing, and Sales, if applicable, during the most recent six (6) or twelve (12)-month period ending June 30 and December 31 and plans for the forthcoming year (“Progress Report”). The reports shall be due within thirty (30) days following the expiration of each reporting period. Any information or reports provided under this Section 9.1 shall be Company’s Confidential Information subject to Article 8 (Confidentiality). Company shall also provide any reasonable additional data Georgetown requires to evaluate Company’s performance including, but not limited to, records to assess Company’s compliance with Article 5 (Diligence Requirements). Such reports shall be certified as correct by an authorized officer of Company.

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9.2	Company shall report to Georgetown the date of First Commercial Sale of Licensed Product or Licensed Method in each country within thirty (30) days of occurrence

9.3	Royalty Report.

9.3.1	No later than sixty (60) days after each calendar half year ending June 30 and December 31, Company shall provide Georgetown with a written report, certified as correct by an officer of Company, setting forth for such half year at least the following information (“Royalty Report”):

a.	the number of Licensed Products or Licensed Methods sold by Company, Sublicensees, and/or Affiliate in each country;

b.	invoiced amounts for such Licensed Products or Licensed Method

c.	deductions applicable to determine the Net Sales thereof;

d.	the amount of Non-Royalty Sublicense Income received by Company;

e.	a detailed listing of all deductions from Earned Royalties and Non-Royalty Sublicense Income;

f.	the amount of Earned Royalties and Non-Royalty Sublicense Income due thereon, or, if no Earned Royalties and Non-Royalty Sublicense Income are due to Georgetown for such reporting period, the statement that no Earned Royalties and Non-Royalty Sublicense Income are due; and

9.3.2	Company shall pay Georgetown with each such Royalty Report the amount of royalty due for such half year.

9.3.3	All payments due hereunder shall be deemed received when funds are credited to Georgetown’s bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the last working day of each royalty period (as reported in The Wall Street Journal). No transfer, exchange, collection, or other charges shall be deducted from such payments.

9.3.4	All Royalty Reports shall be maintained in confidence by Georgetown except as required by law; however, Georgetown may include in its internal reports annual amounts of royalties paid.

9.3.5	Late payments shall be subject to a charge of one-and-one-half percent (1.5%) per month, or two-hundred-and-fifty dollars ($250) per month, whichever is greater.

9.3.6	Subject to the terms and conditions of this Agreement and in the event of a Liquidation Event or change of corporate name, Company shall notify Georgetown in writing within thirty (30) days of such event and the Parties shall duly amend this Agreement.

9.3.7	If Company or Sublicensee at any time during the term of this license, does not qualify as a “small entity” as provided by the laws and regulations of the USPTO, then Company must notify Georgetown immediately.

ARTICLE 10. RECORD KEEPING

10.1	Company shall maintain and shall require Company Affiliates to maintain records that are accurate in all material respects (together with supporting documentation) of Licensed Products made, used, or sold under this Agreement, appropriate to determine the amount of royalties due to Georgetown hereunder (“Accounting Records”).

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10.2	Upon written notification of at least fifteen (15) Business Days, Accounting Records shall be made available during normal business hours for examination by an auditor selected by Georgetown (“Auditor”), who has entered into a confidentiality agreement with Company, a Company Affiliate, or a Sublicensee that is acceptable to the disclosing Party, for the sole purpose of verifying reports and payments due hereunder. In conducting examinations pursuant to this Article 10 (Record Keeping), Auditor shall have access to all records that Georgetown reasonably believes relevant to the calculation of royalties due under Article 6 (Financial Provisions).

10.3	During the term of this Agreement and for five (5) years after its expiration or termination, Company, any Affiliates, and Sublicensee shall keep that are complete and accurate in all material respects containing all the particulars that may be necessary to determine royalties payable to Georgetown under this Agreement. The records shall be subject to inspection during regular business hours upon reasonable advance written notice to Company by an independent Auditor appointed by Georgetown for this purpose and reasonably acceptable to Company. Auditor shall report to Georgetown only the amount of royalties, fees, or other payable under this Agreement.

10.4	Auditor shall not disclose to Georgetown any information other than information relating to the accuracy of Accounting Records and payments made hereunder.

10.5	Such examination by Auditor shall be at Georgetown’s sole expense, provided, however, that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12)-month period, then Company or the Sublicensee, as applicable, shall reimburse the costs of such examination and pay any additional sum that would have been payable to Georgetown had Company or its Sublicensee reported correctly, plus simple interest on said sum at the rate of one and one half per cent (1.5%) per month.

ARTICLE 11. PATENT INFRINGEMENT

11.1	Notification. Each Party shall promptly notify the other if it has knowledge of or reasonable grounds to suspect any Infringement and shall promptly provide any available evidence of that Infringement to the other Party.

11.2	Company’s Right to Sue Infringers; Defense of Third Party Claims.

11.2.1	Company shall have the first right, but not the obligation, to bring suit for any Infringement in its own name, at its own expense, and on its own behalf.

11.2.2	If a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an Infringement suit brought by Company under Section 11.2.1, Company shall have the first right, but not the obligation, to defend the suit in its own name, at its own expense, and on its own behalf. If Georgetown reasonably believes its interests in the Patent Rights are being harmed by the strategy or in the event Georgetown’s counsel believes that Company has a conflict of interest with Georgetown with regards to Patent Rights, then Georgetown has the right to assume the defense of Patent Rights in connection with such suit at Georgetown’s sole expense.

11.3	Expenses. In any action under Section 11.2 that the Company initiates or assumes, Company shall be responsible for all expenses related thereto, including without limitation costs, fees, expert witness fees, attorney fees, and disbursements. Up to fifty (50%) of the expenses may be credited against the royalties payable on Sales in the country in which a suit, if any, is filed. Any amount which exceeds the amount of royalties payable on Sales in that country in any year may be carried over as a credit on the same basis in succeeding years.

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11.4	Recoveries.

11.4.1	Any recovery by Company of compensatory or actual damages (including, without limitation, damages awarded to compensate for lost profits or lost sales due to Infringing sales, price erosion due to Infringing sales, diminution of value of Licensed Products, or lost sales of unpatented related products) shall be treated as Net Sales, and Company shall pay royalties thereon to Georgetown.

11.4.2	Any recovery by Company of punitive, special, incidental, consequential, indirect, or other non-compensatory damages (including without limitation treble damages for willful infringement under §284 of the Patent Act, or attorney’s fees under §285 thereof) shall be distributed as follows:

a.	First, in equal shares to Company and Georgetown in an amount necessary: (1) to reimburse Company for litigation expenses which were not credited against royalties under Section 11.3; and (2) to reimburse Georgetown for litigation expenses which were credited against royalties under Section 11.3;

b.	Second, to Company in an amount equal to any litigation expenses which remain unreimbursed after the distribution contemplated in Section 11.4.2(a); and

c.	Finally, in equal shares to Company and Georgetown.

11.5	Georgetown’s Rights to Sue or Intervene.

11.5.1	If Company fails to bring suit under Section 11.2.1 by any required filing deadline (but not later than two (2) months after receiving notice or otherwise having knowledge of Infringement), Georgetown shall have the right, but not the obligation, to take any action it deems appropriate, including without limitation, initiating a suit or granting a license to the alleged infringer. If Company fails to timely notify Georgetown of its intent to respond in opposition to a legal action under Section 11.2.2 within ten (10) days after Company’s receipt of notice of the filing of the action, or if Company notifies Georgetown that it does not intend to oppose the action, Georgetown shall have the right, but not the obligation, to respond to the action at its own expense. In addition, Georgetown shall have a continuing right to intervene in any action described in Section 11.2.1 or 11.2.2.

11.5.2	Notwithstanding anything in this Agreement to the contrary, if Georgetown files suit, responds to a legal action, or otherwise intervenes pursuant to Section 11.5.1, Georgetown shall be responsible for its own expenses, including litigation expenses, and shall be entitled to all recoveries which it obtains for itself in connection therewith.

11.5.3	Notwithstanding anything in this Agreement to the contrary, if Georgetown files suit, responds to a legal action, or otherwise intervenes pursuant to Section 11.5.1, Georgetown shall be entitled to settle any action on terms to be established by Georgetown in its sole discretion. Georgetown may settle the action by, among other things, granting a license to the alleged infringer. In that event, Georgetown shall be entitled to convert in the country of such legal action, upon advance written notice to the Company, the license granted to Company hereunder from an exclusive license to either a non-exclusive or co-exclusive license.

11.6	Conduct of Suit.

11.6.2	Company shall diligently pursue any suit or action under Section 11.2.1 or 11.2.2 that was undertaken by Company unless it abandons such suit pursuant to Section 11.6.5. Company shall keep Georgetown reasonably apprised of all developments, and shall seek Georgetown’s input and approval on any substantive submissions or positions taken regarding the scope, validity, and enforceability of the Patent Rights.

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11.6.3	Company shall not prosecute, defend, or otherwise compromise any suit in a manner that materially adversely affects Georgetown’s interests. Company shall not enter into any settlement, consent judgment, agreement (including without limitation any grant of a Sublicense to the alleged infringer), or other voluntary final disposition of any suit without Georgetown’s prior written consent, which consent shall not be unreasonably withheld.

11.6.4	Notwithstanding Sections 11.3 and 11.4, if the Parties so agree, they may institute suit jointly. In that event, they will prosecute the suit in both their names; bear the out-of-pocket litigation expenses equally; share any recovery or settlement equally; and negotiate in good faith regarding how they will exercise control over the action.

11.6.5	Each Party shall provide prompt access to all necessary documents and shall render reasonable assistance in response to requests by the other Party.

11.6.6	Any Party which commences a suit and then wants to abandon it shall give at least thirty (30) days notice to the other Party. The other Party may continue prosecution of the suit, in which event the Parties shall negotiate in good faith regarding the sharing of expenses and any recovery in the suit.

11.6.7	Neither Party shall be liable for any losses incurred as a result of an action for Infringement brought against the other Party as a result of the other Party’s actions or omissions, including without limitation its exercise of any right granted under this Agreement.

11.6.8	No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior consent of Georgetown and Company, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 12. TERM AND TERMINATION

12.1	Term and Expiration. This Agreement shall commence as of the Effective Date. Unless sooner terminated in accordance with this Article 12, this Agreement shall expire on a country-by-country basis upon the latest to occur of: (a) Claim Expiration Date including Patent Extensions; or (b) the date of expiration of any regulatory or market exclusivity of a Licensed Product (the “Term”).

12.2	Termination by Georgetown.

12.2.1	Failure to Pay. In the event of a failure by Company to pay Georgetown any sum due and payable under this Agreement, Georgetown may terminate this Agreement and the license(s) granted under this Agreement, if the failure is not cured within sixty (60) days of receiving written notice thereof from Georgetown.

12.2.2	Other Failure to Perform. In the event of any failure by Company to; (a) perform any material provision of this Agreement, Georgetown may terminate this Agreement and the license(s) granted under this Agreement if such failure is curable but is not cured within thirty (30) days of written notice thereof or (b) meet the Milestones set forth on Schedule C or timely notify Georgetown of any substantial change in Development Plan pursuant to Section 5.5 and such failure is not cured within thirty (30) days of written notice thereof. Notwithstanding the foregoing, if there is a failure to meet any Milestone and such failure is curable but is not reasonably likely to be cured through the exercise of due diligence within sixty (60) days of the required written notice, then Georgetown, at its sole discretion, may approve extending the time for cure (the extension not to exceed ninety (90) days) for the time reasonably necessary to effect the cure, provided that Company promptly commences to cure within said period and maintains such efforts until such failure is cured.

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12.2.3	Bankruptcy. Georgetown may terminate this Agreement and the license granted under this Agreement upon Company’s making of an assignment for the benefit of creditors or being adjudicated bankrupt; or the placing of all or substantially all of Company’s assets in the control of a receiver or trustee for the benefit of creditors and the receivership or trusteeship continues for a period of ninety (90) days; or Company’s instituting proceedings under the federal bankruptcy laws relating to insolvency of debtors, wherein Company seeks to be adjudicated bankrupt or to be discharged of its debts, or to affect a plan of liquidation or reorganization; or the instituting by others of those proceedings against Company, and Company consents thereto or acquiesces therein by pleading or default, or those proceedings are not contested and discharged within ninety (90) days. (The foregoing are collectively referred to as “Bankruptcy.”)

12.2.4	Underreporting or Underpayment. Georgetown may terminate this Agreement if an examination by Accountant pursuant to Article 10 (Record Keeping) shows an intentional underreporting or underpayment by Company in excess of five percent (5%) for any twelve (12)-month period.

12.2.5	Failure to Maintain Insurance. Georgetown may terminate the Agreement immediately if Company fails to maintain insurance pursuant to Sections 14.2 or 14.3.

12.3	Termination by Company. Company may terminate this Agreement only upon determination that Company will cease developing and/or Selling Licensed Product or Licensed Method, both directly and through Sublicensees including Company Affiliates. Company will provide written notice of such determination to Georgetown together with a termination fee of fifteen thousand dollars ($15,000). The effective date of termination shall be ninety (90) days after the later of (a) Georgetown’s receipt of such written notice and termination fee and (b) the date development and Sale of Licensed Products and/or Licensed Method ceases. Company shall pay to Georgetown all payments due through the effective date of the termination, including without limitation royalties, fees, and Patent Expenses. Subject to Section 12.5.3, if the ninety (90) days encompasses a patent prosecution or maintenance deadline, Georgetown shall be relieved of its obligations under Article 7 with respect to meeting that deadline.

12.4	Survival. Expiration or termination of this Agreement does not relieve either Party of any obligation which arises before expiration or termination, including without limitation obligations for payment and reporting. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including without any limitations the following: Article 6 (Financial Provisions), Section 7.1, Article 10 (Record Keeping), Article 8 (Confidentiality); Section 12.5, Article 13 (Representations and Warranties); and Article 14 (General).

12.5	Effect of Termination. Upon expiration or termination of this Agreement:

12.5.1	Company shall cease practice of the Patent Rights, including Sale of Licensed Products and/or Licensed Methods, both directly and through any Sublicensee including Company Affiliates, upon the effective date of termination (but not expiration);

12.5.2	On or before the effective date of expiration or termination, Company shall submit a final Royalty Report and pay to Georgetown all amounts due under this Agreement, including without limitation royalties, fees, and Patent Expenses;

12.5.3	Company shall be obligated to pay Patent Expenses incurred during the 30 day period following the effective date of termination or expiration Georgetown shall use reasonable efforts to minimize the Patent Expenses incurred during the applicable period;

12.5.4	Company shall not thereafter grant to any third party any rights in the Patent Rights;

12.5.5	Company shall immediately either deliver to Georgetown, or destroy and certify to Georgetown in writing the destruction of, all products or other materials included within the Patent Rights that are in its possession;

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12.5.6	Georgetown shall have a worldwide, royalty-free, sublicensable, perpetual license for itself and its not for profit Affiliates, to use (i) the results of any product or process development, clinical trial and manufacturing development conducted or sponsored by Company relevant to any Licensed Product, and related documents and materials associated with such results (including research notebooks), and (ii) the information contained in any regulatory filings and related documents and materials associated with submissions for regulatory approvals relevant to any Licensed Product, in each case to the extent Company has the unrestricted right to grant such a license. Company shall provide Georgetown with full access at reasonable times and upon reasonable notice to the foregoing.

12.5.7	Georgetown shall have the right to negotiate a royalty-bearing, exclusive or non-exclusive, worldwide license to make, use, sell, offer for sale, import, export, commercialize, market, and sublicense intellectual property in the Licensed Field owned by Company and not by Georgetown; including rights owned solely by Company or jointly with Georgetown. The financial terms of said license shall be commercially reasonable and negotiated in good faith between Georgetown and Company. If Company and Georgetown are unable to arrive at mutually satisfactory terms and conditions within one year of the date of the disclosure notice, then Georgetown may elect to submit the agreement to a binding determination by a Third Party arbitrator within sixty (60) days thereafter. In making its decision, the Third Party arbitrator shall determine the financial terms and conditions that would be contained in a commercially reasonable license agreement between two independent arms length parties.

12.5.8	Notwithstanding any provision of this Article 12 to the contrary, Company, Company Affiliates, and Sublicensee may say sell Licensed Product or Licensed Method in inventory at the time of the termination of this Agreement for any reason (other than termination by Georgetown for breach by Company) and may complete Licensed Product or Licensed Method in the process of manufacture at such time and sell the same, provided that the sale of such Licensed Product or Licensed Method by Company, Company Affiliates, or Sublicensee shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreements. This right shall terminate the earlier of one year after termination of this Agreement or such time as supplier can no longer supply the License Product.

12.5.9	Georgetown shall have a royalty-free, perpetual, sublicensable, worldwide right to use any and all trademarks, service marks, and trade names owned solely by Company associated solely with Licensed Products unless the Licensed Product or Licensed Method is approved by a regulatory agency and the Licensed Product or Licensed Method is being sold, in which case Georgetown will negotiate a royalty-bearing license. The financial terms of said license shall be commercially reasonable and negotiated in good faith between Georgetown and Company. If Company and Georgetown are unable to arrive at mutually satisfactory terms and conditions within one year of the date of the disclosure notice, then Georgetown may elect to submit the agreement to a binding determination by a Third Party arbitrator within sixty (60) days thereafter. In making its decision, the Third Party arbitrator shall determine the financial terms and conditions that would be contained in a commercially reasonable license agreement between two independent arm length parties.

12.5.10	Each Party shall execute and deliver any agreements, instruments, and documents as are reasonably necessary or appropriate to carry out the terms and conditions of this Agreement, including without limitation in connection with prosecuting any patent application(s) or otherwise obtaining Patent Rights.

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ARTICLE 13. REPRESENTATIONS & DISCLAIMER OF WARRANTIES

13.1	Representations by Company.

13.1.1	Company is validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business, to own or use the assets that it purports to own or use and to perform all of its obligations under this Agreement.

13.1.2	The information provided by Company to Georgetown in this Agreement and the attachments hereto (the “Company Information”), is accurate to the best of Company’s knowledge. Any projections contained within the Company Information represent good faith estimates based on assumptions considered reasonable under the circumstances.

13.1.3	This Agreement constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. The Company signatories to this Agreement are fully authorized and have the absolute and unrestricted right, power, authority and corporate capacity to execute and deliver this Agreement on behalf of Company. Company has the corporate authority to perform its obligations under this Agreement.

13.1.4	Neither the execution and delivery of this Agreement nor the performance of Company’s obligations under this Agreement will contravene, conflict with or result in a violation of (i) any provision of the organizational or governing documents of Company, (ii) any applicable law or (iii) any material agreement or obligation of Company in a manner that would reasonably be expected to adversely impact Company’s right, power, authority, capacity or ability to perform Company’s obligations under this Agreement.

13.2	Representations by Georgetown.

13.2.1	Georgetown represents and warrants that, except as to any claims or rights of Company: (a) it is an owner of the Patent Rights by assignment from one or more of the inventors; (b) it has the right to grant the licenses granted herein, and to the actual knowledge of Georgetown’s Office of Technology Commercialization, the Patent Rights are free and clear of any lien, encumbrance, security interest or restriction on the license granted other than set forth in the Bayh-Dole Act and any federal grant; (c) all prior reviews and approvals required by regulations or law for Georgetown to grant the rights to Company under this Agreement have been obtained by Georgetown as of the Effective Date; (d) all Georgetown inventors of the Patent Rights have assigned in writing their rights in the Patent Rights to Georgetown; (e) Georgetown’s Vice President, Office of Technology Commercialization executing this Agreement has the requisite authority to do so; (f) Georgetown has not previously granted any right, license, or interest in and to Patent Rights exclusively licensed by Georgetown to Company pursuant to Section 3.1, or any portion thereof, inconsistent with the license granted to Company herein; (g) to the actual knowledge of Office of Technology Commercialization no other intellectual property owned by Georgetown is necessary to practice the Patent Rights; (h) to its knowledge, there are no actions, suits, investigation, claims, proceedings, judgments or settlements against Georgetown, of which Georgetown has received notice (whether verbal or written), in any way relating to the Patent Rights; (i) there are no threatened actions, suits, investigation, claims or proceedings in any way relating to the Patent Rights, of which Georgetown has received notice (whether verbal or written); and (j) Georgetown has reported the Invention to the U.S. government and has elected ownership.

13.2.2	Georgetown does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Company or its Sublicensee(s) without infringing other patents.

13.2.3	GEORGETOWN EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY GEORGETOWN OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

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ARTICLE 14. GENERAL

14.1	Indemnification.

14.1.1	Company shall indemnify, defend, and hold harmless Georgetown and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (collectively, the “Indemnitees”), from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation, reasonable attorney fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used, or sold pursuant to any right or license granted under this Agreement.

14.1.2	Company shall, at its own expense, provide attorneys reasonably acceptable to Georgetown to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

14.2	Insurance.

14.2.1	Beginning at the time Licensed Product or Licensed Method is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company, a Sublicensee, or agent of Company, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) in the aggregate naming the Indemnitees as additional insured. During a Clinical Trial of any such Licensed Product, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Georgetown shall require, naming the Indemnitees as additional insured. Such commercial general liability insurance shall provide:

a.	product liability coverage; and

b.	broad form contractual liability coverage for Company’s indemnification under this Agreement.

14.2.2	If Company, Company Affiliates, or Sublicensees elect to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of two-hundred-and-fifty-thousand dollars [$250,000] annual aggregate), such self-insurance program must be acceptable to Georgetown in its sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s, Company Affiliate’s, or Sublicensee’s liability with respect to its indemnification under this Agreement.

14.2.3	Company, Company Affiliates, or Sublicensees shall provide Georgetown with written evidence of such insurance upon request of Georgetown. Company, Company Affiliates, or Sublicensees shall provide Georgetown with written notice at least fifteen (15) days prior to the cancellation, non-renewal, or material change in such insurance; if Company, Company Affiliates, or Sublicensees does not obtain replacement insurance providing comparable coverage within such fifteen (15)-day period, Georgetown shall have the right to terminate this Agreement effective at the end of such fifteen (15)-day period without notice or any additional waiting periods

14.2.4	Company, Company Affiliates, or Sublicensees shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during;

a.	the period that any Licensed Product or Licensed Method is being commercially distributed or sold by Company, Sublicensee, or agent of Company; and

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b.	a reasonable period after the period referred to in Section 14.2 (c) above, which in no event shall be less than fifteen (15) years.

14.2.5	Right to Amend Insurance Requirement. Georgetown may periodically review the adequacy of the minimum limits of liability insurance specified in this Article 14 and Georgetown reserves the right to require Company, Company Affiliates, or Sublicensees to reasonably adjust the liability insurance coverage. The specified minimum insurance amounts do not constitute a limitation on Company’s, Company Affiliates’, or Sublicensees’ obligation to indemnify Georgetown under this Agreement. Company’s, Company Affiliates’, or Sublicensees’ insurance shall be primary coverage; any insurance Georgetown may purchase shall be excess and non-contributory. Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement

14.3	Use of Name. Neither Party shall use the other party’s name or insignia (or any adaptation of them), trademarks, or the name of any inventors in any advertising, promotional, or sales literature, press release or public communications without the prior written approval of the other party. In the event the Company or a Sublicensee terminates this Agreement, the parties shall mutually agree on the rationale for such termination in the press release that both parties shall make on such termination.

14.4	Assignment. Without the written consent from Georgetown, Company may assign this Agreement only to either Shuttle Pharmaceuticals, Inc. or Shuttle Diagnostics, Inc., and only together with Company’s interest in the Patent Rights. Following such assignment, Company shall promptly provide to Georgetown a true and complete copy of each relevant agreement or documentation regarding the transfer. Company shall be jointly and severally liable for all of Company’s and assignees obligations with respect to this Agreement. In the event of an assignment of any rights, obligations, or interests under this Agreement, the assignee shall provide Company with a written acknowledgment, in a form acceptable to the assigning party and to Georgetown, confirming the assignee’s express agreement to be bound by all terms and conditions of this Agreement as if it were the original party hereto. Except as expressly provided in the foregoing, neither this Agreement nor the rights granted hereunder shall be assigned in whole or in part by Company to any other person or party, other than Shuttle Therapeutics, Inc. or Shuttle Diagnostics, whether voluntarily or involuntarily, without the prior written approval of Georgetown. This Agreement shall be binding upon the respective successors, legal representatives, and assignees of Georgetown and Company. Any attempted assignment, transfer or delegation in breach of this provision, will be deemed to be void and of no effect, and will entitle Georgetown to terminate this Agreement upon written notice to Company.

14.5	Governing Law. All questions regarding patents and inventorship will be determined in accordance with U.S. patent laws. In all other respects, the interpretation and application of the provisions of this Agreement shall be governed by the laws of the state of New York, without regard to its conflicts of laws provisions.

14.6	Compliance with Laws. Company shall comply with all applicable United States and foreign laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce and the International Traffic in Arms Regulations. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Georgetown represents neither that a license will not be required nor that, if required, such a license will be issued. Company hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Company , and that Company will defend and hold Georgetown harmless in the event of any legal action of any nature occasioned by such violation. Any costs associated with obtaining and/or maintaining export licenses will be borne by Company.

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14.7	Registrations; Approvals; and Patent Marking. Company agrees to register or record this Agreement as is required by law or regulation

b.	in any country where the license is in effect;
c.	obtain all regulatory approvals required for the manufacture and sale of Licensed Product; and
d.	utilize appropriate patent marking on such Licensed Product.

14.8	Notices. Any notice or payment required to be given to a Party will be sent to the address of that Party specified below. If an email address is included for a Party below, then transmission of an email to that email address will constitute valid notice under this Agreement. Any Party may notify the other in writing of a change of address, in which event any subsequent communication relative to this Agreement will be sent to the last said notified address. All notices and communications relating to this Agreement will be deemed to have been given when received.

If to Company:

Anatoly Dritschilo, MD

CEO and Chairman

Shuttle Pharmaceuticals, Inc.

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

Anatoly.dritschilo@shuttlepharma.org

If to Georgetown:

By courier:

Vice President
Office of Technology Commercialization
Georgetown University
Box 571408
Washington, DC 20057-1408

techlicensing@georgetown.edu

By such notice either party may change their address for future notices.

14.9	Severability. Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, such provision shall be considered severed from this Agreement. All other provisions, rights, and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement

14.10	Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall, in good faith, try to settle such conflict between themselves for a period not to exceed (a) forty-five (45) days for notice of such breach or dispute. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve in the time period allowed shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in the District of Columbia. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a Third Party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant. Notwithstanding anything to the contrary, nothing herein shall prevent either Party from seeking an injunctive order or other equitable relief from any court of competent jurisdiction.

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14.11	Independent Contractors. It is expressly agreed that Georgetown and Company shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture, or agency. Neither Georgetown nor Company shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.12	Waiver. No provision of the Agreement shall be waived by any act, omission, or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. Such waiver shall not be deemed a waiver of any other right hereunder or of any other breach or failure by a party whether of similar nature or otherwise.

14.13	Entire Agreement. This Agreement constitutes the entire understanding between the Parties and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing.

14.14	Force Majeure. No liability hereunder will result to a Party by reason of delay in performance caused by force majeure that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

14.15	No Endorsement. By entering into this Agreement, Georgetown neither directly nor indirectly endorses any product or service provided, or to be provided by Company, whether directly or indirectly related to this Agreement. Company will not state or imply that this Agreement is an endorsement by Georgetown or its employees.

14.16	Proprietary Rights. Company will not, by performance under this Agreement, obtain any ownership interest in Patent Rights or any other proprietary rights or information of Georgetown, its officers, inventors, employees, students, or agents.

14.17	Headings. The headings of the sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

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GEORGETOWN UNIVERSITY

/s/ Tatiana Litvin-Vechnyak
Tatiana Litvin-Vechnyak, Ph.D. Vice President

Office of Technology Commercialization

10/24/2023
Date

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

/s/ Anatoly Dritschilo
Anatoly Dritschilo, MD
Chief Executive Officer

10/24/2023
Date

SCHEDULE A: PATENT RIGHTS

Title: “Predictive Biomarkers for Adverse Effects of Radiation Therapy” (Georgetown Reference No. 2018-012)

U.S. Application No. 17/476,148, titled Predictive Biomarkers for Adverse Effects of Radiation Therapy, filed on September 15, 2021

SCHEDULE B: COMPANY’S DEVELOPMENT PLAN

The metabolite signatures for the molecular diagnostic PC-Rad Test were developed by Phase I and II NIH SBIR funded contracts to Shuttle Pharmaceuticals, Inc. with subcontracts to Georgetown University. The company is eligible to apply for Phase IIB funding to “bridge” the so-called “valley of death” to product commercialization. The Phase IIB SBIR funding is intended to help small businesses to de-risk external investment to commercialize the products developed through SBIR, governmental funding.

The development of a diagnostic test to assist in clinical decisions requires analytical and clinical validation for FDA approval for commercialization. The general steps to commercialization will require manufacture of the device, clinical testing of the device, obtaining FDA approval of the device and raising the capital to enable the commercialization. To develop the PC-Rad Test and to commercialize the product for clinical use, we propose to perform the following tasks:

1.	Apply for Phase IIB NIH SBIR funding.
2.	Engage our investment bankers to raise $4M, matching funds required for the Phase IIB funding.
3.	Form a diagnostic spin out company for precision medicine under the SHPH umbrella for commercializing the PC-Rad Test.
4.	Establish the Shuttle Pharma Mass spectrometry reference laboratory.
5.	Qualify the mass spectrometry facility for CLIA compliance and certification.
6.	Manufacture PC-Rad Test kits in large-scale for testing of clinical samples
7.	Perform a multi-institutional validation clinical trial in 360 patients with prostate cancer to determine efficacy in the context of use (COU) for FDA device approval.
8.	Execute commercialization of the PC-Rad Test kit.

SCHEDULE C: MILESTONES

●	Raise at least four million dollars ($4,000,000) in cash via Phase IIb SBIR grant award and/or debt and/or equity financing within 12 months of the Effective Date for mass spectrometer purchase and start-up expenses.

●	Establish a CLIA compliant mass spectrometry reference laboratory for testing clinical samples within 18 months of the Effective Date.

●	Complete a validation clinical trial for FDA approval of the test in approximately 360 patients with prostate cancer within forty-eight (48) months of the Effective Date.

●	Obtain FDA approval for the Prostate Cancer Predictive Biomarker Panel within fifty four (54) months of the Effective Date

●	Raise at least eight million dollars ($8,000,000) in cumulative cash via grant award, debt and/or equity financing within four (4) years and six (6) months of the Effective Date to advance commercialization of the Prostate Cancer Predictive Biomarker Panel.

●	First Commercial Sale within sixty (60) months of the Effective Date

SCHEDULE D: MILESTONE PAYMENTS

MILESTONE	MILESTONE PAYMENT
Initiation of Validation Clinical Trial of the Licensed Products (PC-Rad Test)	$	[***]
Completion of Validation Clinical Trial of the Licensed Products	$	[***]
Regulatory approval of the Licensed Products (PC-Rad Test) in the United States of America	$	[***]
Raise at least eight million dollars ($8,000,000) cumulative capital for PC-Rad Test development	$	[***]
Upon reaching total Net Sales for Licensed Products and/or Licensed Services of ten million dollars ($10,000,000)	$	[***]
Upon reaching total Net Sales for Licensed Products and/or Licensed Services of twenty million dollars ($20,000,000)	$	[***]